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Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3535285 (I.R.S. Employer Identification Number)

4820 Overland Avenue
San Diego, CA 92123
(858) 571-5555
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Vernon A. LoForti
Chief Financial Officer
Overland Storage, Inc.
4820 Overland Avenue
San Diego, CA 92123
(858) 571-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Hentrich, Esq.
John D. Tishler, Esq.
Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
(619) 238-1900

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, no par value per share	134,551	$18.12	$2,438,064	$198

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Overland Storage, Inc.'s common stock on December 15, 2003 as reported on the Nasdaq National Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2003

PROSPECTUS
134,551 SHARES
OVERLAND STORAGE, INC.
COMMON STOCK

        This prospectus is being used in connection with offerings from time to time by some of our shareholders. All of the shares of common stock that may be offered under this prospectus, were issued by us to certain selling shareholders in connection with our acquisition of Okapi Software, Inc. which occurred on June 24, 2003. We will not receive any part of the proceeds from the sale of the shares. The registration of the shares on behalf of the selling shareholders, however, does not necessarily mean that any of the selling shareholders will offer or sell its shares under this registration statement or at any time in the near future.

        Our common stock is listed on the Nasdaq National Market, or Nasdaq, under the symbol "OVRL." On December 15, 2003, the last reported sale price of our common stock on Nasdaq was $17.45 per share.

        We will provide to you, where required, specific terms of any offering of securities sold under this prospectus in a prospectus supplement.

        You should read this prospectus and any prospectus supplements carefully before deciding to invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is [                        ], [        ].

THE COMPANY

        We design, develop, manufacture, market and support magnetic tape data automation solutions. Businesses use these solutions for backup, archival and data interchange functions in high-availability network computing environments.

        Our primary products are automated tape libraries, powerloaders and loaders which combine electro-mechanical robotics, electronic hardware and firmware developed by us with an emphasis on efficiency of design, functionality and reliability. We also distribute products manufactured by other original equipment manufacturers (OEMs) and market various other products including spare parts and tape media. We also license a proprietary tape encoding technology that we developed under the name Variable Rate Randomizer or VR2.

        In addition, we have introduced our first software product, the Overland Storage Resource Manager. To date, sales generated from the Overland Storage Resource Manager have not been material.

        In June 2003, we announced the acquisition of Okapi Software, Inc., a privately-owned company based in San Diego, California. Through this acquisition, we entered the emerging market of intelligent, disk-based appliances based on iSCSI and Serial ATA disk technologies. The Okapi backup accelerator product complements our existing family of tape automation products. In August 2003, we announced the availability of three new Overland-branded disk-based products based on the Okapi technology. The selling shareholders named in this prospectus acquired their shares in connection with our acquisition of Okapi Software, Inc.

        Formerly known as Overland Data, Inc., we changed our name on June 28, 2002 to Overland Storage, Inc. to reflect our expanded commitment to both hardware and software storage solutions.

        Our shares trade through the Nasdaq National Market under the symbol "OVRL." Our address is 4820 Overland Avenue, San Diego, CA 92123, and our telephone number is (858) 571-5555. Our internet site is located at www.overlandstorage.com. The information found on our web site is not part of this prospectus.

RISK FACTORS

        An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus and any subsequent prospectus supplements, you should carefully consider the following risk factors in determining whether or not to purchase the shares of common stock offered under this prospectus and any subsequent prospectus supplements. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus or any subsequent prospectus supplements. This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See "Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995."

Our business is highly dependent on our level of sales to one major customer.

        Hewlett Packard, including the former Compaq which HP acquired in May 2002, has been our largest customer accounting for approximately 58% of net revenue in fiscal year 2003, 62% of net revenues in fiscal year 2002 and 63% of net revenues in fiscal year 2001. Sales to HP accounted for approximately 60% of our net revenues for the quarter ended September 30, 2003. No other customer accounted for more than 10% of net revenues during the quarter ended September 30, 2003.

        Our sales to HP may be affected adversely by various factors relating to HP's business, liquidity, results of operation and financial position. We expect that HP will continue to represent a significant portion of our revenues in future periods. Consequently, our business, liquidity, results of operation and financial position would be materially and adversely affected by the loss of the HP account or the reduction, delay or cancellation of HP orders. Neither HP nor any other customer is obligated to purchase a specific amount of our products or provide binding forecasts of purchases for any period.

The market price of our common stock may be very volatile.

        The market price of our common stock has experienced significant fluctuations since it commenced trading in February 1997. The market price of our common stock may continue to fluctuate significantly in the future. Many factors could cause the market price of our common stock to fluctuate, including:

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  announcements concerning us or our competitors;

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  changes in earnings estimates by analysts;

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  purchasing decisions of HP and other significant customers;

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  quarterly variations in operating results;

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  the introduction of new technologies or products;

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  changes in product pricing policies by us or our competitors; and

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  changes in general economic conditions.

        In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These market fluctuations may adversely affect the market price of our common stock.

Our financial results may fluctuate substantially for many reasons, and past results should not be relied on as indications of future performance.

        All of the markets that we serve are volatile and subject to market shifts, which we may not be able to discern in advance. A slowdown in the demand for workstations, mid-range computer systems, networks and servers could have a significant adverse effect on the demand for our products in any given period. We have experienced delays in receipt of purchase orders and, on occasion, anticipated purchase orders have been rescheduled or have not materialized due to changes in customer requirements. Our customers may cancel or delay purchase orders for a variety of reasons, including the rescheduling of new product introductions, changes in their inventory practices or forecasted demand, general economic conditions affecting our customers' markets, changes in our pricing or the pricing of our competitors, new product announcements by us or others, quality or reliability problems related to our products or selection of competitive products as alternate sources of supply. In particular, our ability to forecast sales to distributors, integrators and value-added resellers is especially limited as these customers typically provide to us relatively short order lead times or are permitted to change orders on short notice. Given that a large portion of our sales are generated by our European channel, our first fiscal quarter (July through September) is commonly impacted by seasonally slow European orders, reflecting the summer holiday period in Europe.

        In addition, our financial results have fluctuated and will continue to fluctuate quarterly and annually based on many other factors such as:

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  changes in customer mix (e.g., OEM vs. branded);

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  the level of utilization of our production capacity;

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  changes in product mix;

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  fluctuations in average selling prices;

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  manufacturing yields;

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  increases in production and engineering costs associated with initial production of new products;

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  changes in the cost of or limitations on availability of materials; and

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  labor shortages.

        Based on all of the foregoing, we believe that our revenues and operating results will continue to fluctuate, and period-to-period comparisons are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, in some future quarters, our revenues and operating results could be below the expectations of public market analysts or investors, which could result in a material adverse effect on the price of our common stock. In addition, portions of our expenses are fixed and difficult to reduce if revenues do not meet our expectations. These fixed expenses magnify the material adverse effect of any revenue shortfall.

We face intense competition and price pressure, and many of our competitors have substantially greater resources than we do.

        The worldwide storage market is intensely competitive as a number of manufacturers of tape automation solutions and storage management software products compete for a limited number of customers. In addition, barriers to entry are relatively low in these markets. We currently participate in the mid-range of the tape backup market. In this segment, some of our competitors have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in manufacturing, marketing and distributing products. Our hardware products currently compete with products made by Advanced Digital Information Corporation, Quantum Corporation and Storage Technology Corporation. Our disk-based and software products currently compete with products made by International Business Machines Corporation, HP, Computer Associates International, Inc., EMC Corporation, Veritas Software Corporation, Quantum Corporation, Network Appliance, Inc. and numerous small startups. The markets for our products are characterized by significant price competition, and we anticipate that our products will face increasing price pressure. This pressure could result in significant price erosion, reduced profit margins and loss of market share, which could have a material adverse effect on our business, liquidity, results of operation and financial position.

Our business is highly dependent on the continued availability and market acceptance of the tape technologies incorporated in our products.

        We derive a majority of our revenue from products that incorporate tape drives purchased from other manufacturers and based on unique formats and tape technologies. Certain of these tape drives are only available from a single manufacturer, and we expect to continue to derive a substantial amount of our revenue from products incorporating these tape drives for the foreseeable future. In particular, a portion of our products incorporate DLTtape drives manufactured by Quantum Corporation. Quantum also is one of our competitors because Quantum markets its own tape automation products. We do not have a long-term contract with Quantum, which could cease supplying tape drives directly to us.

Although Quantum has licensed Tandberg Data to be a second source manufacturer of DLTtape drives, we have not qualified Tandberg as an alternative supplier.

        In addition, from time to time in the past, we have not obtained as many drives as we have needed from various vendors due to drive shortages or quality issues. Any prolonged inability to obtain adequate deliveries could require us to pay more for components, parts and other supplies, seek alternative sources of supply, delay shipment of products and damage relationships with current and prospective customers. This type of delay or damage could have a material adverse effect on our business, liquidity, results of operation and financial position. In the past, we have experienced problems with the supply of newly-introduced tape drives and these problems adversely affected our sales and earnings. We cannot assure you that these or similar problems will not reoccur, or that we will not experience similar or more serious disruptions in supply in the future with current or new versions of tape drives.

        Our future operating results depend on the continued availability and market acceptance of the current tape technologies that we use. If tape drives incorporating other technologies gain comparable or superior market acceptance than those currently incorporated in our products, then we might have to modify the design of our tape automation products to incorporate these tape drives. Our inability to do so or to obtain sufficient quantities of these tape drives could have a material adverse effect on our business, liquidity, results of operation and financial position.

        Our tape-based storage solutions compete with other storage technologies, such as hard disk drives, and may face competition in the future from other emerging technologies. The prices of hard disk drives continue to decrease while capacity and performance have increased. If hard disk drives or products incorporating other technologies gain comparable or superior market acceptance to tape drive technology, or their costs decline far more rapidly than tape drive and media costs, we would face increased competition from these alternative technologies. If we are not able to respond to such competition through increased performance and lower prices for our products, or the introduction of competitive new products incorporating new technologies, our business, financial condition and operating results could be materially and adversely affected.

Our success depends on our ability to anticipate rapid technological changes and develop new and enhanced products.

        As an advanced technology company, we are subject to numerous risks and uncertainties, generally characterized by rapid technological change and intense competition. In this environment, our future success will depend on our ability to anticipate changes in technology, to develop new and enhanced products on a timely and cost-effective basis and to introduce, manufacture and achieve market acceptance of these new and enhanced products. Development schedules for high technology products are inherently subject to uncertainty. We may not meet our product development schedules, including those for products based on our VR2 technology or storage management software products, and development costs could exceed budgeted amounts. In addition, there can be no assurance that our licensees, in the case of our VR2 technology, or our licensors, in the case of our software products, will meet their product development schedules. Our business, liquidity, results of operation and financial position may be materially and adversely affected if the products or product enhancements that we develop are delayed or not delivered due to developmental problems, quality issues or component shortage problems, or if our products or product enhancements do not achieve market acceptance or are unreliable. The introduction, whether by us or our competitors, of new products embodying new technologies, such as new sequential or random access mass storage devices, and the emergence of new industry standards could render existing products obsolete or not marketable, which may have a material adverse effect on our business, liquidity, results of operation and financial position.

We rely on outside suppliers to provide a large number of components and subassemblies incorporated in our products.

        Our products have a large number of components and subassemblies produced by outside suppliers. Accordingly, we depend greatly on these suppliers for tape drives, printed circuit boards and integrated circuits, which are essential to the manufacture of our products. In addition, for certain of these items, we qualify only a single source, which can magnify the risk of shortages and decrease our ability to negotiate with our suppliers on the basis of price. If these shortages occur, or if we experience quality problems with suppliers, then our product shipments could be significantly delayed or costs significantly increased, which would have a material adverse effect on our business, liquidity, results of operation and financial position.

Our international operations are important to our business and involve unique risks.

        Historically, sales to customers outside of the U.S. have represented a significant portion of our sales and we expect them to continue representing a significant portion of sales. Sales to customers outside the U.S. are subject to various risks, including:

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  the imposition of governmental controls mandating compliance with various foreign and U.S. export laws;

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  currency exchange fluctuations;

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  political and economic instability;

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  trade restrictions;

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  changes in tariffs and taxes;

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  longer payment cycles (typically associated with international sales); and

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  difficulties in staffing and managing international operations.

        Furthermore, we cannot assure that we will be able to comply with changes in foreign standards in the future, even though we endeavor to meet standards established by foreign regulatory bodies. Our inability to design products that comply with foreign standards could have a material adverse effect on our business, liquidity, results of operation and financial position. Currently, nearly all of our international sales are denominated in U.S. dollars and fluctuations in the value of foreign currencies relative to the U.S. dollar could, therefore, make our products less price competitive. Additionally, the expenses of our international subsidiaries are denominated in their local currencies. We currently do not engage in foreign currency hedging transactions, and are therefore exposed to some level of currency risk.

Our ability to compete effectively depends in part on our ability to protect effectively our intellectual property rights.

        We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws to protect our intellectual property rights. These rights, however, may not prevent competitors from developing products that are substantially equivalent or superior to our products. To the extent we have or obtain patents, such patents may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, current or future patent applications may not result in the issuance of patents in the United States or foreign countries. The laws of certain foreign countries may not protect our intellectual property to the same extent as U.S. laws. Furthermore, competitors may independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

        In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. The patent position of information technology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under information technology patents.

Raytheon Company has sued us for patent infringement. This litigation subjects us to significant liabilities, costs and expenses.

        In January 2003, Raytheon Company filed a lawsuit against us and various other companies in the United States District Court for the Eastern District of Texas. The complaint alleges that certain of our products infringe United States Patent No. 5,412,791, entitled Mass Data Storage Library. In the complaint, Raytheon demands that the defendants stop selling infringing products, pay Raytheon for their past use of the invention under the patent and pay Raytheon's costs and expenses and its reasonable attorney fees. We continue to sell the products alleged by Raytheon to be infringing. An adverse outcome in the Raytheon litigation (or similar proceedings) could:

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  subject us to significant liabilities;

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  require us to license disputed rights from Raytheon or others; or

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  require us to cease marketing or using some products.

        Any of these events could have a material adverse effect on our business, liquidity, results of operation and financial position. In addition, even if we do not experience an adverse outcome in the Raytheon litigation, or similar proceedings, the legal fees and other costs and expenses associated with litigation have been and may continue to be substantial and may adversely impact our business, liquidity, results of operation and financial position.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

        In addition to the Raytheon litigation discussed above, we may be sued for infringing on the patent rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

        If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our new software and disk-based products involve many significant risks.

        In June 2002, we announced the launch of our first software product, the Overland Storage Resource Manager and in August 2003 we began shipping our REO Series of disk-based products based on technology acquired from Okapi Software, Inc. To date, our sales generated from these products have not been material.

        The success of these new products is uncertain and subject to significant risks, any of which could have a material adverse effect on our business, liquidity, results of operation and financial position. We must commit significant resources to these new products before determining whether they will result in any success. In addition, our disk-based business is highly dependent upon the general industry acceptance and adoption of the new iSCSI standard. If these new products are not adopted by customers or do not achieve anticipated sales levels, any related intangible assets we have recorded may be impaired. Such impairment would result in a charge against earnings in the period for which impairment is determined to exist, and reduce our assets and shareholders' equity

        We have not been involved previously in the development, marketing and sale of software or disk-based products, and these areas are new to many of our personnel. We will need to continuously update and periodically upgrade these products to stay competitive. Any delay in the commercial release of new or enhanced software or disk-based products could result in a significant loss of potential revenues and may adversely impact the market price of our common stock.

        The software industry is highly competitive. Some of our competitors may have an advantage due to their relationships with their customers and other third parties and their significantly greater financial, technical, marketing and other resources. Our competitors also may have the ability to respond more quickly than we can to new or emerging technologies and changes in customer requirements. This competition could seriously impede our ability to sell software products on terms favorable to us. In addition, our current and potential competitors may develop and market new software products that render our existing or future products obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other competitors, thereby increasing the availability of their services to address the needs of our current and prospective customers. We may not be able to compete successfully against our current and future competitors, and competitive pressures that we encounter may seriously harm our business.

        We license the majority of our software code from another company and depend on that software developer for the timely delivery of competitive, defect-free software that forms the basis for our software products. In April 2003, EMC Corporation, one of our software competitors, acquired our software licensor. As a result of this acquisition, our software licensor has available substantially greater financial and other resources, including an enhanced capability to develop and market similar and competitive software offerings. Although EMC Corporation announced that it intends to continue our software license relationship, our commercial arrangement may not develop successfully and EMC Corporation could compete more directly with us.

        If our software or disk-based products do not achieve market acceptance or success, then the association of our brand name with these products may adversely affect our reputation and our sales of other products, as well as dilute the value of our brand name.

Our warranty reserves may not adequately cover our warranty obligations.

        We have established reserves for the estimated liability associated with our product warranties. However, we could experience unforeseen circumstances where these or future reserves may not adequately cover our warranty obligations. For example, the failure or inadequate performance of product components that we purchase could increase our warranty obligations beyond these reserves.

Our credit facility is collateralized by a general security interest in our assets. If we were to default, then the lender would have the right to foreclose on our assets to satisfy any outstanding indebtedness.

        At September 30, 2003, our credit facility consisted of a $4.7 million five-year term note for capital equipment purchases which was paid off in December of 2003 and a $10.0 million two-year revolving line of credit for working capital purposes which expires on November 30, 2004. Currently, there are no amounts outstanding under the line of credit, which is collateralized by a general security interest in our assets. If we were to borrow funds under the line of credit and subsequently default under the terms and conditions of the credit facility, then the lender would have the right to accelerate any indebtedness outstanding and foreclose on our assets in order to satisfy our indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operation and financial position.

Our credit facility requires that we comply with several financial and non-financial covenants. If we fail to comply with these covenants, then we will be in default of the credit facility.

        The loan agreement that governs our credit facility requires us to comply with several financial and non-financial covenants. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A violation of one or more of these covenants would constitute a default under the credit facility, which would enable the lender, at its option without notice, to accelerate all then-outstanding indebtedness under the credit facility and/or terminate the lender's obligation to extend credit under the credit facility, either of which could materially and adversely impact our business, liquidity, results of operation and financial position.

Our success depends on our ability to attract, retain and motivate our executives and other key personnel.

        Our future success depends in large part on our ability to attract, retain and motivate our executives and other key personnel, many of whom have been instrumental in developing new technologies and setting strategic plans. Such individuals include certain of the selling shareholders. Our growth also depends in large part on our continuing ability to hire, motivate and retain highly qualified management, technical, sales and marketing team members. Competition for qualified personnel is intense and there can be no assurance that we will retain existing personnel or attract additional qualified personnel in the future.

Future mergers and acquisitions may increase the risks associated with our business.

        In the future, we may pursue mergers and acquisitions of complementary businesses, products or technologies as we seek to expand and increase the value-added component of our product offerings. Mergers and acquisitions involve numerous risks, including liabilities that we may assume from the acquired company, difficulties in the assimilation of the operations and personnel of the acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which we have no direct prior experience, and the potential loss of key employees of the acquired business.

        Future mergers and acquisitions by us also may result in dilutive issuances of our equity securities and the incurrence of additional debt and amortization expenses related to intangible assets. Any of these factors could adversely affect our business, liquidity, results of operation and financial position.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "intends," "expects," "plans," "anticipates," "may," "will," or "should," or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking.

        Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the "Risk Factors" section of this prospectus beginning on page 3 and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these forward-looking statements. These forward-looking statements are based on current expectations. In preparing this prospectus, we have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those items identified in the "Risk Factors" section.

        You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplements and in our other reports filed with the SEC. These disclosures attempt to advise interested parties of the risks that may affect our business.

USE OF PROCEEDS

        All of the shares being offered under this prospectus and, if applicable, any prospectus supplements are offered by the selling shareholders, which term includes their transferees, pledgees or donees or other successors in interest. The proceeds from the sale of the common stock are solely for the account of the selling shareholders. As such, we will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders.

ISSUANCE OF SECURITIES TO SELLING SHAREHOLDERS

        We entered into a merger agreement on June 20, 2003 through which we acquired Okapi Software, Inc., also known as Okapi. Under the terms of such agreement, we issued to the former shareholders of Okapi a total of 134,551 shares of common stock. These shares were "restricted securities" under the Securities Act. We agreed that within six months after the acquisition, we would file a registration statement, of which this prospectus is a part, to register the resale of such shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

        The following table sets forth, as of November 19, 2003, the names of the selling shareholders, the number of shares of our common stock beneficially owned by each selling shareholder before and after this offering and the number of shares that may be offered pursuant to this prospectus. This information is based on information provided by or on behalf of the selling shareholders and, with regard to the beneficial holdings of the selling shareholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling shareholders. The term "selling shareholders" includes the transferees, pledgees or donees or other successors in interest of the selling shareholders listed in this prospectus. The selling shareholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Any supplement to this prospectus may contain additional or varied information about the selling shareholders and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares offered, and the aggregate amount of the shares offered that is beneficially owned by each person. This information will be obtained from the selling shareholders and/or additional holders.

        The selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which they provided to us the information regarding their shares of common stock.

        We have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, a registration statement on Form S-3 of which this prospectus, and any subsequent prospectus supplements, form a part with respect to the resale of the shares of common stock from time to time on Nasdaq, in privately-negotiated transactions or otherwise. See "Plan of Distribution."

        Each of the selling shareholders has represented to us that it is not affiliated with a registered broker-dealer.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering(2)
Selling Shareholder	Number	Percent (3)	Shares Offered By This Prospectus	Number	Percent (3)
John Matze(4)	82,445	*	81,056	1,389	*
Michael Reider(5)	16,211	*	16,211	0	*
Robert Farkaly(6)	16,211	*	16,211	0	*
Ross Rattray(7)	9,726	*	9,726	0	*
Harry J. Proctor(8)	4,863	*	4,863	0	*
Gerald J. Puda(9)	4,863	*	4,863	0	*
Robert Fisher(10)	1,621	*	1,621	0	*
Total			134,551

* less than 1%

(1)
The names of the selling shareholders and the numbers of securities held by the selling shareholders may be amended subsequent to the date of this prospectus pursuant to Rule 424(b)(3) of the Securities Act of 1933.

(2)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(3)
The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the person has sole or shared voting or investment power and any shares which the person has the right to acquire within 60 days of the applicable footnote through the conversion of a security or the exercise of any stock option or other right. Percentage ownership is based on 13,479,311 shares of our common stock outstanding as of December 15, 2003.

(4)
Beneficial ownership includes 1,389 shares which may be obtained upon the exercise of options exercisable within 60 days of November 19, 2003. Mr. Matze is our company's Vice President and Chief Technology Officer. Prior to our acquisition of Okapi, Mr. Matze was Okapi's President and Chief Executive Officer. Prior to our acquisition of Okapi, Mr. Matze provided Okapi with a line of credit of $500,000, of which approximately $400,000 was drawn at the time of our acquisition. We repaid all of such indebtedness to Mr. Matze in connection with our acquisition.

(5)
Mr. Reider is our company's Principal Software Engineer. Prior to our acquisition of Okapi, Mr. Reider was Okapi's Vice President, Engineering.

(6)
Mr. Farkaly is our company's Director of World Wide Disk Product Sales. Prior to our acquisition of Okapi, Mr. Farkaly was Okapi's Chief Marketing Officer.

(7)
Mr. Rattray was Director of Sales at our company from July 2003 to September 2003. Prior to our acquisition of Okapi, Mr. Rattray was Okapi's Vice President of Sales.

(8)
Mr. Proctor and his law firm, Solomon, Ward, Seidenwurm & Smith LLP, were legal counsel to Okapi from approximately February 2002 through October 2003.

(9)
Mr. Puda is our company's Director of Business Development. Prior to our acquisition of Okapi, Mr. Puda was Okapi's Vice President of Business Development.

(10)
Prior to our acquisition of Okapi, Mr. Fisher was a consultant to Okapi for investor, corporate and marketing communications.

PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus and, if applicable, any prospectus supplements may be offered and sold from time to time in one or more transactions by the selling shareholders. These transactions may involve block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We do not know of any arrangements by the selling shareholders for the sale of any of the shares. The shares of common stock may be sold by one or more of the following means of distribution:

  •
  on any of the U.S. securities exchanges or quotation services where shares of our common stock are listed or quoted at the time of sale, including Nasdaq where our common stock is listed as of the date of this prospectus;

  •
  in the over-the-counter market in accordance with the rules of Nasdaq;

  •
  in transactions other than transactions on the exchanges or quotation services or in the over-the-counter market described above;

  •
  in negotiated transactions or otherwise, including an underwritten offering;

  •
  by pledge or by grant of a security interest in the shares to secure debts and other obligations;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  •
  through the distribution of the shares by any selling shareholder to its partners, members or shareholders;

  •
  a block trade in which the broker-dealer so engaged will attempt to sell shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

  •
  short sales;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  a combination of any of the above transactions.

        The selling shareholders also may transfer the shares by gift.

        To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, underwriters, broker-dealers or agents engaged by the selling shareholders may arrange for other underwriters, broker-dealers or agents to participate. The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of these shares may be deemed to be "underwriters" under the Securities Act of 1933 and any discount, commission, concession or profits received by these persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933. The selling shareholders who are "underwriters" within the meaning of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        The selling shareholders may sell their shares at market prices prevailing at the time of sale, at varying prices at the time of sale, at negotiated prices or at fixed prices. Each of the selling shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents.

        The selling shareholders may sell their shares directly to purchasers or may use underwriters, broker-dealers or agents to sell their shares. Underwriters, broker-dealers or agents who sell the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share. To the extent that these broker-dealers are unable to do so acting as agent for the selling shareholders, they may purchase as principals any unsold shares at the price required to fulfill the broker-dealers' commitment to the selling shareholders. Broker-dealers who acquire shares as principals may thereafter resell these shares from time to time in transactions on any of the U.S. securities exchanges or quotation services where our common stock is listed or quoted, in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale or otherwise. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. Moreover, these transactions may be at market prices prevailing at the time of sale or at negotiated prices and, in connection with these resales, these broker-dealers may pay to or receive from the purchasers of these shares commissions as described above.

        From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by it or them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when the selling shareholder takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

        A selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, and the broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers or other financial institutions. A selling shareholder may enter into options or other transactions with broker-dealers or other financial institutions that involve the delivery of the shares offered hereby to the broker-dealers or other financial institutions, who may then resell or otherwise transfer those shares pursuant to this prospectus. A selling shareholder also may loan or pledge the securities offered hereby to a broker-dealer, and the broker-dealer may sell the loaned shares offered hereby pursuant to this prospectus or upon a default may sell or otherwise transfer the pledged shares offered hereby pursuant to this prospectus.

        The selling shareholders are subject to the applicable provisions of the Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders. The anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        We have agreed to maintain the effectiveness of the registration statement until June 24, 2005.

        We will pay all fees and expenses (other than fees and expenses of selling shareholders' legal counsel or other advisers, and other than underwriting discounts, brokerage fees and commissions), incurred in connection with preparing and filing the registration statement, any amendments to the registration statement, this prospectus and any prospectus supplements as well as with filings or qualifications relating to such registration statement.

        We may suspend the effectiveness of the registration statement and, upon receipt of written notice from us, the selling shareholders must cease using this prospectus in the event of:

  •
  any request by the SEC or any other federal or state governmental authority for amendments or supplements to the registration statement or this prospectus or for additional information;

  •
  the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

  •
  our receipt of any notification with respect to the suspension of the qualification (or exemption from qualification) of the shares covered by the registration statement for sale in any jurisdiction in which they have been qualified for sale or the initiation of any proceeding for such purpose; or

  •
  any event or circumstance that necessitates the making of any changes in the registration statement or this prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of this prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

        We cannot assure you that the selling shareholders will sell all or any of the common stock offered under the registration statement.

LEGAL MATTERS

        Procopio, Cory, Hargreaves & Savitch LLP will pass upon the validity of the common stock offered by this prospectus.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that was filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus and any subsequent prospectus supplements, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference documents that are not presented in this prospectus or delivered to you with it. The information incorporated by reference is an important part of this prospectus and any subsequent prospectus supplements. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

        The following documents filed by us with the SEC are incorporated by reference in this prospectus:

        1.     Our annual report on Form 10-K for the fiscal year ended June 30, 2003, including our audited consolidated financial statements for the fiscal year ended June 30, 2003 attached thereto, filed with the SEC on September 26, 2003;

        2.     Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the SEC on November 12, 2003;

        3.     The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on January 29, 1997, and any subsequent amendment or report filed for the purpose of updating this description.

        We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus and any subsequent prospectus supplements as of the date of filing of such reports and documents.

        Upon request, whether written or oral, we will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus or any prospectus supplements but not delivered with the prospectus or any subsequent prospectus supplements. You should direct any requests for this information to the office of the Secretary, at our principal executive offices, located at 4830 Overland Avenue, San Diego, California 92123. The telephone number at that address is (858) 571-5555.

        Any statement contained in a document that is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered in this prospectus may only be offered in states where the offer is permitted, and we and the selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$198
Legal fees and expenses	$7,500
Accounting fees and expenses	$2,500
Printing and miscellaneous expenses	$1,000
Total	$11,198

Item 15. Indemnification of Directors and Officers.

        Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law ("CGCL") permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. Our Amended and Restated Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, our Amended and Restated Articles of Incorporation provide that we are authorized to provide indemnification of our directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to us or our shareholders.

        Our Bylaws provide that, to the maximum extent permitted by the CGCL, we shall indemnify each of our directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that any such person is or was a director or officer. Our Bylaws also provide that we shall advance to each director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by the CGCL. In addition, our bylaws provide that our Board of Directors may in its discretion provide by resolution for indemnification of, or advance of expenses to, other agents.

        We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Articles of Incorporation and Bylaws. These indemnification agreements provide for indemnification to the fullest extent permitted by law, and set forth specific procedures to be followed when indemnification is sought.

        We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 16. Exhibits.

  (a)
  Exhibits.

Exhibit No.	Description
4.1	Specimen Stock Certificate (Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for Overland Storage, Inc., filed with the SEC on September 27, 2002, is incorporated by reference herein).
4.2	Amended and Restated Articles of Incorporation (Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for Overland Storage, Inc., filed with the SEC on September 27, 2002, is incorporated by reference herein).
4.3	Amended and Restated Bylaws (Exhibit 3.2 to the quarterly report on Form 10-Q for the quarter ended March 30, 2001 for Overland Storage, Inc., filed with the SEC on May 15, 2001, is incorporated by reference herein).
4.4	Agreement and Plan of Merger dated June 20, 2003 (Exhibit 2.1 to Form 10-K filed with the SEC on September 26, 2003 is incorporated by reference herein).
5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.*
23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

*
Filed herewith

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to

      Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

  (6)
  That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 17, 2003.

OVERLAND STORAGE, INC.
By:	/s/ CHRISTOPHER P. CALISI Christopher P. Calisi President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Calisi and Vernon A. LoForti, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER CALISI Christopher Calisi	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2003
/s/ VERNON A. LOFORTI Vernon A. LoForti	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 17, 2003
/s/ ROBERT A. DEGAN Robert A. Degan	Director	December 17, 2003
/s/ SCOTT MCCLENDON Scott McClendon	Director	December 17, 2003

/s/ JOHN MUTCH John Mutch	Director	December 17, 2003
/s/ PETER PREUSS Peter Preuss	Director	December 17, 2003
/s/ JOHN SHANE John Shane	Director	December 17, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Stock Certificate (Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for Overland Storage, Inc., filed with the SEC on September 27, 2002, is incorporated by reference herein).
4.2
Amended and Restated Articles of Incorporation (Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for Overland Storage, Inc., filed with the SEC on September 27, 2002, is incorporated by reference herein).
4.3
Amended and Restated Bylaws (Exhibit 3.2 to the quarterly report on Form 10-Q for the quarter ended March 30, 2001 for Overland Storage, Inc., filed with the SEC on May 15, 2001, is incorporated by reference herein).
4.4	Agreement and Plan of Merger dated June 20, 2003 (Exhibit 2.1 to Form 10-K filed with the SEC on September 26, 2003 is incorporated by reference herein).
5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.*
23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

*
Filed herewith

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TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
USE OF PROCEEDS
ISSUANCE OF SECURITIES TO SELLING SHAREHOLDERS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX